CSC COMPLETES XCHANGING ACQUISITION

DEAL CLOSURE CREATES A LEADER IN TECHNOLOGY AND BUSINESS PROCESS SERVICES FOR THE INSURANCE INDUSTRY GLOBALLY

TYSONS, VA 5 May, 2016–CSC (NYSE: CSC), a leading provider of next-generation technology solutions and services, today announced that it has completed the acquisition of Xchanging plc.

CSC and Xchanging together will create a new leader in technology and business process services for the global insurance industry, significantly expanding CSC’s market coverage and enhancing the range of services to clients of both companies. The acquisition was accepted overwhelmingly by Xchanging shareholders, with approval by the CSC and Xchanging Boards and regulators.

Xchanging provides technology-enabled business solutions to organizations in global insurance and financial services, healthcare, manufacturing, real estate and the public sector. The acquisition brings:

•	Market leading insurance software, Xuber, which has served the global complex commercial insurance market for over 40 years.

•	Deep domain expertise and leadership within the London insurance market, where Xchanging has been recognized as the number one provider of services and technology since 2001.

•	A leading position providing property and casualty insurance and wealth management business processing services.

With the acquisition of Xchanging, CSC will be at the heart of the insurance industry’s digital transformation. The acquisition is a cornerstone of the company’s strategy to lead clients on their digital journey with next-generation IT offerings. That strategy leverages partners, industry software and deep domain expertise.

“We are delighted to have the Xchanging team join CSC to create a dynamic technology leader,” said Mike Lawrie, CSC’s chairman, president and CEO. “The addition of Xchanging is another step toward our goal of becoming a leader in the key geographies and markets we serve. Xchanging’s people and offerings portfolio are a complement to CSC’s existing business, which will allow us to demonstrate our commitment to areas such as the London market and the commercial insurance industry.”

For CSC’s non-insurance clients, the addition of Xchanging will enable the company to offer access to a broader, partner-enriched portfolio of services.

“Our integrated organization will now offer innovative, next-generation technology solutions and services to every segment of the insurance market globally,” said Phil Ratcliff, vice president and general manager of CSC’s global insurance industry. “Together, we will innovate, design and deliver the most challenging insurance projects for our clients, transforming their businesses and the market.

“The way insurance is being bought, sold and managed is changing rapidly,” Ratcliff continued. “Many insurers now recognize the need to take a ‘digital first’ approach in order to maintain their relevance with distributors and clients. The coming together of these two organizations provides a complementary set of technology and business process services to help insurers on their road to digital.”

Commenting on the integration, Jamie Macgregor, senior vice president, global insurance at Celent, a research and management consulting firm focused on the application of IT in the global financial services industry, said: “The addition of Xchanging strengthens CSC’s insurance footprint where, according to Celent’s own data, it is the largest provider of core insurance solutions globally. For Xchanging clients, CSC brings with it a whole new set of capabilities and skills relevant to its own segment of the market, in areas such as digital transformation, cloud orchestration and broader technology services.”

The combination of CSC and Xchanging is the culmination of a due diligence process that began in November 2015. On December 9, 2015, CSC’s Board of directors, along with the Board of Xchanging, agreed to terms of the recommended transaction under which CSC would acquire Xchanging at the price of £1.90 per share in cash. On January 18, 2016, CSC announced that acceptances had been received from Xchanging shareholders holding approximately 87 percent of the existing issued share capital of Xchanging.

The acquisition has now closed following receipt of merger control and regulatory clearances.

ABOUT CSC
CSC (NYSE: CSC) leads clients on their digital transformation journeys. The company provides innovative next-generation technology services and solutions that leverage deep industry expertise, global scale, technology independence and an extensive partner community. CSC serves leading commercial and international public sector organizations throughout the world. CSC is a Fortune 500 company and ranked among the best corporate citizens. For more information, visit the company's website at www.csc.com.

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CSC Contacts
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